Exhibit 10.1
SHARE EXCHANGE AGREEMENT
THIS SHARE EXCHANGE AGREEMENT is made effective the 13th day of October, 2016.
BETWEEN:
HEALTH ADVANCE INC., a corporation existing under the laws of the State of Wyoming (hereinafter referred to as “Health Advance” or the “Purchaser”)
- and -
HANTIAN LABS LIMITED. a corporation existing under the laws of the United Kingdom (hereinafter referred to as “HANTIAN” or the “Company”)
-and-
The shareholders of Hantian listed in the attached Schedule “A” (which shareholders, together with any persons that become shareholders of Hantian prior to Closing, hereinafter collectively referred to as, the “Shareholders”, and individually as, a “Shareholder”)

RECITALS:
(I)
WHEREAS on the terms and subject to the conditions herein set forth, the Purchaser desires to purchase from the Shareholders all of the issued and outstanding common shares of HANTIAN outstanding as at the date of this Agreement together with all common shares of HANTIAN issued to any Shareholders prior to Closing (the “Purchased Shares”), and the Shareholders desire to sell the Purchased Shares to the Purchaser;
(II)
WHEREAS, the Parties have executed a Letter of Intent dated as of September 27, 2016, providing the general commercial terms and conditions for the transaction contemplated herein (the “Letter of Intent” or “Term Sheet”); and
(III)
WHEREAS, the Sellers collectively own 100% of the issued and outstanding shares of the Company (the “Shares”); the Company conducts the operations of selling nutraceuticals (the “Business”);
(IV)
WHEREAS, the Purchaser is a company with its shares listed on the OTC Pinks with the ticker symbol “HADV”;
(V)
WHEREAS, with the Purchase Price as considerations, the Purchaser desires to acquire all of the shares of the Company (the “Shares”) in accordance with and subject to the terms and conditions of this Agreement (the “Transaction”).
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I INTERPRETATION
1.01 Definitions
In this Agreement, unless otherwise defined, capitalized words and terms will have the following meanings:
(a)  “Agreement” means this share exchange agreement as the same may be supplemented or amended from time to time;
(b)  “Alternative Transaction” means any of the following (other than the transactions contemplated by this Agreement): (a) any merger, amalgamation, arrangement, share exchange, take-over bid, tender offer, recapitalization, consolidation or other business combination directly or indirectly involving HANTIAN or the HANTIAN Subsidiaries or the Purchaser, or any analogous transaction whereby HANTIAN or the HANTIAN Subsidiaries becomes directly or indirectly publicly listed (b) any acquisition of all or substantially all of the assets of HANTIAN or the HANTIAN Subsidiaries or the Purchaser (or any lease, long- term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect), (c) any acquisition of beneficial ownership of 20% or more of HANTIAN’s common shares or Common Shares in a single transaction or a series of related transactions, (d) any acquisition by HANTIAN or the HANTIAN Subsidiaries or the Purchaser of any assets or capital stock of another person (other than acquisitions of capital stock or assets of any other person that are not, individually or in the aggregate, material to HANTIAN or the HANTIAN Subsidiaries or the Purchaser, or (e) any bona fide proposal to, or public announcement of an intention to, do any of the foregoing on or before the Termination Date;
(c) “Books and Records” means all technical, business and financial records, financial books and records of account, books, data, reports, files, lists, drawings, plans, logs, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, title opinions or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to a corporation and its business;
(d)  “Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in the United States;
(e)  “Business-Related IP” means, collectively, all IP of or pertaining to or used in connection with the business of HANTIAN including all Owned IP (including Registered IP), In-Licensed IP and Customer Data;
(f)  “Closing” means the completion of the Transaction in accordance with the terms and conditions of this Agreement;
(g)  “Closing Date” means the date of Closing, which will be the next Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transaction (other than conditions that are satisfied with respect to actions the respective parties will take at the Closing itself), or such other date as the parties may mutually determine;
(h)  “Common Shares” means common shares in the capital of the Purchaser;

(i)  “Contracts” (individually, a “Contract”) means all written or oral outstanding contracts and agreements, leases (including the real property leases), third-party licenses, insurance policies, deeds, indentures, instruments, entitlements, commitments, undertakings and orders made by or to which a party is bound or under which a party has, or will have, any rights or obligations and includes rights to use, franchises, license and sub-licenses agreements and agreements for the purchase and sale of assets or shares;
(j)  “Corporate Records” means the corporate records of a corporation, including (i) its notice of articles, articles, by-laws or other constating documents, any unanimous shareholders agreement and any amendments thereto; (ii) all minutes of meetings and resolutions of shareholders, directors and any committee thereof; (iii) the share certificate books, register of shareholders, register of transfers and registers of directors and officers; and (iv) all accounting records;
(k)  “OTC” means the over the counter if applicable;
 (l) “Customer Data” means any information, data or materials received by or on behalf of the HANTIAN from its end users in connection with the use of the products, services and technologies offered by HANTIAN;
(m)  “Securites Transfer Agreement” has the meaning set forth in Section 2.02 if applicable;
(n)  “Disclosure Document” means a listing statement, filing statement, information circular or other similar document, as the case may be, in any case prepared in accordance with the policies of the OTC in connection with the Transaction contemplated herein (including Policy 8 – “Fundamental Changes”);
(o)  “Disclosure Letter” means a letter of even date with this Agreement from the Shareholders and HANTIAN to the Purchaser that is described as the ‘Disclosure Letter’;
(p)  “Disclosed” means, in the case of the Shareholders and HANTIAN, fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in the Disclosure Letter, and, in the case of the Purchaser, fairly disclosed in writing to HANTIAN (for itself and for the benefit of the Shareholders) prior to the date of this Agreement (with sufficient details to identify the nature and scope of the matter disclosed);
(q)  “Environmental Laws” means all applicable federal, provincial, state, local and foreign laws imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation);

(r)  “Environmental Liabilities” means, with respect to any person, all liabilities, obligations, responsibilities, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any environmental matter arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from, or about or in the vicinity of any real or personal property;
(s)  “Environmental Permits” means all permits, licenses, written authorizations, certificates, approvals, program participation requirements, sign-offs or registrations required by or available with or from any Governmental Authority under any Environmental Laws;
(t)  “Escrow Agent” means any escrow agent as may be agreed to by the Purchaser and the Shareholders, each acting reasonably;
(u)  “Exemptions” has the meaning set forth in Section 2.06(a);
 (v)  “Governmental Authority” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, commission, board or agency, domestic or foreign, or (b) regulatory authority, including any securities commission, gaming commission or stock exchange;
(w)  “Hazardous Substances” means any pollutant, contaminant, waste or chemical, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;
(x)  “In-Licensed IP” means all IP that is licensed to HANTIAN;
(y) “IP” means any and all intellectual property or proprietary rights arising at law or in equity, including, without limitation, (i) patents, all patent rights and all patent rights and all applications therefor and all reissues, re-examinations, continuations, continuations- in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and mask work registrations and applications therefor, author’s rights and works of authorship, (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary and manufacturing processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, (g) industrial designs or design patents, whether or not patentable or registrable, patented or registered or the subject of applications for registration or patent or registration and all rights of priority, applications, continuations, continuations-in-part, divisions, re- examinations, reissues and other derivative applications and patents therefor, (h) licenses, contacts and agreements otherwise relating to the IP, and (i) the goodwill symbolized or represented by the foregoing;

(z) “HANTIAN Assets” means the assets of HANTIAN as shown in the HANTIAN Financial Statements;
(aa) “HANTIAN Financial Statements” has the meaning set forth in Section 5.03(k);
(bb) “HANTIAN Material Contracts” has the meaning set forth in Section 5.03(p);
(cc) “HANTIAN Shareholder Consent Agreement” means the consent agreement to be entered into between the Purchaser and each New HANTIAN Shareholder by the Time of Closing, substantially in the form attached hereto as Schedule “B” if applicable;
(dd) “HANTIAN Shareholders’ Agreement” means the Shareholders’ Agreement if applicable;
(ee) “HANTIAN Subsidiaries” means JT Hantian LLC;
(ff) “laws” means all statutes, codes, ordinances, decrees, rules, regulations, municipal by- laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the person referred to in the context in which such word is used; and “law” means any one of them;
(gg) “License Agreements” has the meaning set out in Section 5.03(ee);
(hh) “Material Adverse Effect” means (i) any change, effect, fact, circumstance or event which, individually or when taken together with any other changes, effects, facts, circumstances or events, could reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or otherwise), business, properties or results of operation of the Purchaser or HANTIAN, as applicable, or (ii) a material impairment of or delay in the ability of the parties (or any one of them) to perform their obligations hereunder or consummate the Transaction;
(ii) “Material Contract” means any Contract to which a person is a party and which is material to such person, including any Contract: (i) the termination of which would have a Material Adverse Effect on such person; (ii) any contract which would result in payments to or from such person or its subsidiaries (if any) in excess of $25,000, whether payable in one payment or in successive payments; (iii) any agreement or commitment relating to the borrowing of money or to capital expenditures; and (iv) any agreement or commitment not entered into in the ordinary course of business;
(jj) “material fact” will have the meaning ascribed to it in the Securities Act;
(kk) “misrepresentation” will have the meaning ascribed to it in the Securities Act;
(ll) “New HANTIAN Shareholders” has the meaning set forth in Section 2.03; (pp) “Owned IP” means all IP legally and beneficially owned by HANTIAN, including Registered IP, but excludes In-Licensed IP;
(mm) “person” includes an individual, sole proprietorship, partnership, limited partnership, unincorporated association or organization, unincorporated syndicate, body corporate, trust, trustee, executor, administrator, legal representative of the Crown or any agency or instrumentality thereof;

(nn) “Payment Shares” has the meaning set forth in Section 2.04;
(oo) “Public Record” means the information relating to the Purchaser contained in all press releases, material change reports, financial statements and related management’s discussion and analysis, information circulars and all other documents of the Purchaser which have been filed publicly;
(pp) “Purchased Shares” has the meaning set forth in the recitals to this Agreement;
(qq) “Purchaser Financial Statements” has the meaning set forth in Section 5.01(k);
(rr) “Registered IP” means all IP that is registered or the subject of an application for registration or registration procedures in the name of HANTIAN, its affiliates and subsidiaries with any government, regulatory body or third person;
(ss) “Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of a Hazardous Substance in the indoor or outdoor environment, including the movement of a Hazardous Substance through or in the air, soil, surface water, ground water or property;
(tt) “Securities Laws” means the securities legislation having application, the regulations and rules thereunder and all administrative policy statements, instruments, blanket orders, notices, directions and rulings issued or adopted by the applicable securities regulatory authority, all as amended;
(uu) “Shareholders” and “Shareholder” have the respective meanings set forth in the recitals to this Agreement;
(vv)  “Shareholders’ Approval” means approval of the Transaction by shareholders of the Purchaser;
(ww) “Termination Date” means January 6, 2017, or such later date as may be agreed in writing between the Purchaser and HANTIAN;
(xx) “Time of Closing” or “Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date, or such other time as the parties may mutually determine; and
(yy) “Transaction” means the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement.
1.02 Currency
All sums of money which are referred to in this Agreement are expressed in lawful money of United States unless otherwise specified.

1.03 Interpretation Not Affected by Headings, etc.
The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or a Schedule or Exhibit refers to the specified Article or Section of, or Schedule or Exhibit to this Agreement.
1.04 Number, etc.
Unless the subject matter or context requires the contrary, words importing the singular number only will include the plural and vice versa; words importing the use of any gender will include all genders and words importing persons will include natural persons, firms, trusts, partnerships and corporations.
1.05 Date for Any Action
In the event that any date on which any action is required or permitted to be taken hereunder by any person is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.
1.06 Statutory References
Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute in force from time to time and any statute, regulation or rule that supplements or supersedes such statute, regulation or rule.
1.07 Accounting Principles
Wherever in this Agreement reference is made to generally accepted accounting principles, such reference will be deemed to be the International Financial Reporting Standards or the US generally accepted accounting principles, as applicable, approved by the International Accounting Standards Board, as the case may be, or any successor thereto, applicable as at the date on which a calculation is made or required to be made in accordance with generally accepted accounting principles.
1.08 Knowledge
(a)  Any reference herein to “the knowledge of the Purchaser” (or similar expressions) will be deemed to mean the actual knowledge of Jordan Starkman, the Chief Executive Officer and Chief Financial Officer of the Purchaser, together with the knowledge such person would have had if they had conducted a diligent inquiry into the relevant subject matter.
(b)  Any reference herein to “the knowledge of HANTIAN” (or similar expressions) will be deemed to mean the actual knowledge of Christian Diesveld, the President of HANTIAN, together with the knowledge such person would have had if they had conducted a diligent inquiry into the relevant subject matter.

ARTICLE II
PURCHASE AND SALE OF PURCHASED SHARES
2.01 Purchase and Sale
Subject to the terms and conditions hereof, each of the Shareholders covenants and agrees to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from such Shareholder, the number of Purchased Shares which are beneficially owned by such Shareholder at the Time of Closing. As of the date of this Agreement, the number of Purchased Shares which are owned by each Shareholder is the number set forth opposite the name of such Shareholder as set out in Schedule “A” attached hereto.
2.02 Securities Transfer Agreement
The parties acknowledge and agree that Rejean Marchildon (a Shareholder) will enter into a Securities Transfer Agreement Agreement with Makmo Trading Corp. pursuant to which the parties have agreed that immediately prior to Closing Rejean Marchildon will acquire the promissory note in the amount of $59,135.00 owing to Makmo Trading Corp. from Health Advance.
2.03 New HANTIAN Shareholders
The parties acknowledge and agree that, prior to Closing, HANTIAN may, subject to receiving the prior written consent of the Purchaser and each of the current HANTIAN Shareholders, enter into transactions pursuant to which HANTIAN will issue additional common shares to new shareholders (“New HANTIAN Shareholders”).
2.04 Purchase Price
In consideration for the acquisition of the Purchased Shares, the Purchaser will issue from treasury to the Shareholder’s of HANTIAN at the Time of Closing, 15,000,000 Common Shares (collectively, the “Payment Shares”) representing 1.5 shares of Health Advance for each Purchased Share of HANTIAN. The Payment Shares are being issued at a deemed value of $0.30 per Payment Share.
2.05 Tax Election
Notwithstanding anything contained in this Agreement, the Purchaser does not assume and will not be liable for any taxes under the Tax Act or any other amount whatsoever which may be or become payable by Shareholders including, without limiting the generality of the foregoing, any taxes resulting from or arising as a consequence of the sale by Shareholders to the Purchaser of the Purchased Shares herein contemplated.
2.06 Restrictions on Resale
Each of the Shareholders acknowledges and agrees as follows:
(a) the transfer of the Purchased Shares and the issuance of the Payment Shares, in exchange therefor, will be made pursuant to appropriate exemptions (the “Exemptions”) from the formal takeover bid and registration and prospectus (or equivalent) requirements of the Securities Laws;

(b)  if applicable, as a consequence of acquiring the Payment Shares, pursuant to the Exemptions:
(i)  the Shareholder will be restricted from using certain of the civil remedies available under the Securities Laws;
(ii)  the Shareholder may not receive information that might otherwise be required to be provided to the Shareholder, and the Purchaser is relieved from certain obligations that would otherwise apply under Securities Laws if the Exemptions were not being relied upon by the Purchaser;
(iii)  no securities commission, stock exchange or similar regulatory authority has reviewed or passed on the merits of an investment in the Payment Shares;
(iv)  there is no government or other insurance covering the Payment Shares; and
(v)  an investment in the Payment Shares is speculative and of high risk;
(c)  if applicable, the certificates representing the Payment Shares will bear such legends as required by Securities Laws and it is the responsibility of the Shareholder to find out what those restrictions are and to comply with them before selling the Payment Shares; and
(d)  the Shareholder is knowledgeable of, or has been independently advised as to, the applicable laws of that jurisdiction which apply to the sale of the Payment Shares and the issuance of the Payment Shares, and which may impose restrictions on the resale of such Payment Shares in that jurisdiction and it is the responsibility of the Shareholder to find out what those resale restrictions are, and to comply with them before selling the Payment Shares.
2.07 Right of First Refusal
Each of the Shareholders acknowledges and agrees as follows:
(a)  for a period of one year following the Closing Date, the Shareholder shall not transfer any of its Payment Shares unless the Shareholder (the “Offeror”) first offers by notice in writing (the “RFR Offer”) to the Purchaser the prior right to purchase such Payment Shares from the Offeror;
(b)  the RFR Offer must set forth:
(i)  the number of Payment Shares that the Offeror desires to sell (the “Offered  Shares”);
(ii)  the price, in lawful money of the United States, for the Offered Shares;
(iii)  the terms and conditions of the sale; and

(iv)  that the RFR Offer is open for acceptance for a period of 30 days after receipt of such RFR Offer by the Purchaser and request that the Purchaser state in writing whether it is willing to purchase all (but not less than all) of the Offered Shares;
(c) if the Offeror does not receive from the Purchaser within the 30 day notice period provided in §2.07(b)(iv) above written notice of acceptance of the RFR Offer to purchase the Offered Shares, then the Offeror may thereafter, for a period of 90 days after the expiration of the period for acceptance by the Purchaser, sell, transfer or otherwise dispose of all, but not less than all, of the Offered Shares to any other person provided that:
(i)  the Offeror shall sell the Offered Shares for cash at closing, free and clear of encumbrances, and on terms which are not less favourable to the Offeror than those specified in the RFR Offer; and
(ii)  if the Offeror has not transferred the Offered Shares within the 90-day period, then the provisions of this §2.07 shall again become applicable to the Offered Shares;
(d) if the Offeror receives from the Purchaser, within the 30 day notice period provided in §2.07(b)(iv) above, written notice of acceptance of the RFR Offer to purchase the Offered Shares, a binding contract of purchase and sale between the Offeror and the Purchaser shall be deemed to come into existence on the date of receipt of such written notice by the Offeror on the terms set out in this Agreement and the RFR Offer, and the Purchaser will pay the purchase price (in each case the “Purchase Price”) for the Offered Shares within 14 days thereafter on the terms contained in the RFR Offer and the Offeror shall be bound to transfer the Offered Shares to the Purchaser upon receipt of payment of the Purchase Price; provided that if the Purchaser accepts the RFR Offer and fails to pay the Purchase Price for the Offered Shares on or before the 14th day (in each case the “Final Closing Date”), then the Purchaser shall thereafter be indebted to the Offeror for the full amount of the Purchase Price and the Purchase Price will bear interest at the rate of 18% per annum, both before and after each of maturity, default and judgment, from the Final Closing Date until paid in full; and for greater certainty, any payments made by the Purchaser after the Final Closing Date will be applied first to accrued and unpaid interest and, after all accrued interest has been paid, to the Purchase Price.
2.08 Finder’s Fee Shares
The Purchaser will issue from treasury to Paul LaMarche at the Time of Closing 1,050,000 Common Shares in satisfaction of the finders fee due by the Company in respect of the transaction.
2.09 Termination of Shareholders’ Agreement and Release of Claims
HANTIAN and the Shareholders agree that, subject to Closing, any HANTIAN Shareholders’ Agreement’s are hereby terminated effective at the Time of Closing and, subject to Closing, each of the Shareholders hereby releases and forever discharges HANTIAN, its subsidiaries and their respective directors, officers, employees, representatives and advisors from and against any and all claims, actions, obligations, and damages whatsoever which the Shareholder may have against any of them relating to the Shareholders’ Agreement and any shareholders’ loans from the Shareholder to HANTIAN up to the Time of Closing. This release will be operative from and after Closing and shall be effective without the delivery of any further release or other documents by the Shareholder.

2.10 Financing
The parties acknowledge and agree that HANTIAN shall undertake to raise a minimum financing of $250,000 for the marketing of Hantian’s product line.
2.11 Additional Share Issuance
The parties acknowledge that Christian Diesveld shall be entitled to sell ordinary shares in the Company at any time prior to the Time of Closing and the HANTIAN Shareholders hereby waive any rights of pre-emption under the Company's articles of association or otherwise in respect of the transfer of such shares. It shall be a condition of any such transfer that any transferee shall adhere to and agree to be bound by the terms of this Agreement as if it were a current Hantian Shareholder.  Following any such transfer in compliance with this section Christian Diesveld shall be released of any obligation under this Agreement in respect of the sale of any shares transferred. Any restrictions under this Agreement on the transfer of the Purchased Shares shall be read subject to the rights granted to Christian Diesveld pursuant to this section. Notwithstanding section 9.03 of this Agreement (Confidentiality), Christian Diesveld shall be entitled to disclose the terms of this Agreement and the transaction provided for under it to any potential purchaser of his shares in the Company and their advisers on a confidential basis.

ARTICLE III
CONDITIONS OF CLOSING
3.01 Conditions of Closing in Favour of the Purchaser
The obligations of the Purchaser to complete the Transaction are subject to the fulfillment of the following conditions on or before the Time of Closing:
(a)  the Shareholders and HANTIAN will have tendered all closing deliveries set forth in Sections 4.03 and 4.04, respectively, including delivery of the Purchased Shares, duly endorsed in blank for transfer or accompanied by duly executed stock transfer powers;
(b)  receipt of evidence of the approval of the Shareholders, if applicable;
(c)  the Common Shares, including the Payment Shares, will have been conditionally approved for listing on the OTC, subject to the usual requirements of the OTC in respect of transactions of the nature of the Transaction as contemplated herein;
(d)  neither HANTIAN nor any of the Shareholders will have violated Section 8.01;
(e)  the representations and warranties of HANTIAN set forth in this Agreement will have been true and correct as of the date hereof and will be true and correct at the Time of Closing in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier), except as affected by the transactions contemplated by this Agreement, and a certificate of a senior officer of HANTIAN to this effect will have been delivered to the Purchaser;

(f)  all of the terms, covenants and conditions of this Agreement to be complied with or performed by HANTIAN at or before the Time of Closing will have been complied with or performed and a certificate of a senior officer of HANTIAN to this effect will have been delivered to the Purchaser;
(g)  the representations and warranties of the Shareholders set forth in this Agreement will have been be true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Time of Closing and delivery by each Shareholder of the documents described in Section 4.04 required to be delivered by such Shareholder will constitute a reaffirmation and confirmation by such Shareholder of such representations and warranties;
(h)  all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Shareholders at or before the Time of Closing will have been complied with or performed and delivery of the documents described in Section 4.04 will constitute confirmation of such compliance and performance;
(i)  each of the current employees of HANTIAN will enter into a form of confirmatory assignment and waiver agreement confirming the assignment of all intellectual property rights to Business-Related IP to HANTIAN (the “Confirmatory Agreement”) in form and substance satisfactory to both HANTIAN and the Purchaser prior to the Closing Date and HANTIAN will have used reasonable commercial efforts to obtain executed Confirmatory Agreements in such form with each of its former employees if applicable;
(j)  each of the principals of HANTIAN (being Christian Diesveld) will enter into a form of non-compete, confidentiality and indemnity agreement with HANTIAN in form and substance satisfactory to HANTIAN and the Purchaser prior to the Closing Date;
(k)  the Securities Transfer Agreement will have been executed prior to Closing in accordance with the terms of the Securities Transfer Agreement;
(l)  on or before the Closing Time, HANTIAN shall have obtained the consent of each of the New HANTIAN Shareholders, if any, evidenced by the delivery of the HANTIAN Shareholder Consent Agreements and HANTIAN shall have executed and delivered to the Purchaser the HANTIAN Shareholder Consent Agreements;
(m)  all consents, assignments, waivers, permits, orders and approvals of all Governmental Authorities or other persons necessary to permit the completion of the Transaction will have been obtained or have been attempted to be obtained on a best efforts basis;
(n)  there will not have been after the date of this Agreement any Material Adverse Effect with respect to HANTIAN;

(o)  there will be no action taken under any applicable law by any court or Governmental Authority that makes it illegal or restrains, enjoins or prohibits the Transaction, results in a judgment or assessment of damages relating to the Transaction that is materially adverse to the Purchaser or HANTIAN or that could reasonably be expected to impose any condition or restriction upon the Purchaser or HANTIAN which, after giving effect to the Transaction, would so materially and adversely impact the economic or business benefits of the Transaction as to render inadvisable the consummation of the Transaction;
 (p)  there will be no legislation (whether by statute, regulation, order-in-council, notice of ways and means motion, by-law or otherwise) enacted, introduced or tabled which, in the opinion of the Purchaser, acting reasonably, adversely affects or may adversely affect the Transaction; and
(q)  the Closing Date will be on or before the Termination Date.
The foregoing conditions precedent are for the benefit of the Purchaser and may be waived by the Purchaser, in whole or in part, without prejudice to the Purchaser’s right to rely on any other condition in favour of the Purchaser.
3.02 Conditions of Closing in Favour of HANTIAN and the Shareholders
The obligations of HANTIAN and the Shareholders to complete the Transaction are subject to the fulfillment of the following conditions on or before the Time of Closing:
(a)  the Purchaser will have tendered all closing deliveries set forth in Section 4.02 including delivery of evidence of the Shareholders’ Approval;
(b)  the Common Shares, including the Payment Shares, will be listed on the OTC Pinks;
(c)  all consents, waivers, permits, orders and approvals of all Governmental Authorities or other persons, including, if applicable, all those party to the Material Contracts of HANTIAN necessary to permit the completion of the Transaction will have been obtained;
(d)  the Purchaser will not have violated Section 8.02;
(e)  the representations and warranties of the Purchaser set forth in this Agreement will have been true and correct as of the date hereof and will be true and correct at the Time of Closing in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier), except as affected by the transactions contemplated by this Agreement, and a certificate of a senior officer of the Purchaser to this effect will have been delivered to the Shareholders and HANTIAN;
(f)  all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing will have been complied with or performed and a certificate of a senior officer of the Purchaser to this effect will have been delivered to the Shareholders and HANTIAN;

(g)  there will not have been after the date of this Agreement any Material Adverse Effect with respect to the Purchaser;
(h)  there will be no action taken under any applicable law by any court or Governmental Authority that makes it illegal or restrains, enjoins or prohibits the Transaction, results in a judgment or assessment of damages relating to the Transaction that is materially adverse to the Purchaser or HANTIAN or that could reasonably be expected to impose any condition or restriction upon the Purchaser or HANTIAN which, after giving effect to the Transaction, would so materially and adversely impact the economic or business benefits of the Transaction as to render inadvisable the consummation of the Transaction;
(i)  there will be no legislation (whether by statute, regulation, order-in-council, notice of ways and means motion, by-law or otherwise) enacted, introduced or tabled which, in the opinion of the HANTIAN, acting reasonably, adversely affects or may adversely affect the Transaction;
(j)  each of the principals who will be directors or officers of Health Advance after Closing (being Jordan Starkman and Christian Diesveld) will have entered into a form of non-compete, confidentiality and indemnity agreement satisfactory to HANTIAN and the Purchaser prior to the Closing Date;
(k)  at or before the Closing Time, Christian Diesveld will be appointed as a director and Officer of the Purchaser, and will be employed by the Purchaser and HANTIAN on the terms set forth in the form of a Executive Employment Agreement in each case effective from and after Closing;
 (l)  no Common Shares will have been issued between the date of this Agreement and the Time of Closing at a price less than $0.20 per Share without the prior written approval of HANTIAN and the Shareholders;
 (q)  the Closing Date will be on or before the Termination Date.
The foregoing conditions precedent are for the joint benefit of HANTIAN and the Shareholders, and any such condition may be waived by HANTIAN and the Shareholders by written instrument signed by all of them, in whole or in part, without prejudice to HANTIAN’s and each Shareholders’ right to rely on any other condition in favour of HANTIAN and such Shareholder.
3.03 Notice and Cure Provisions
Each party will give prompt notice to the other parties hereto of the occurrence, or failure to occur, at any time from the date hereof until the Closing Date, of any event or state of facts which occurrence or failure would or would be likely to:

(a)  cause any of the representations or warranties of such party contained herein to be untrue or inaccurate on the date hereof or at the Closing Date; or

(b)  result in the failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder prior to the Closing Date.

Subject to Article VII, no party may elect not to complete the Transaction as contemplated herein as a result of the non-fulfillment of the conditions precedent contained in Sections 3.01 or 3.02 and required to be fulfilled prior to the Time of Closing, as applicable, unless the party intending to rely thereon has delivered a written notice to the other parties hereto prior to the Time of Closing specifying, in reasonable detail, all breaches of representations and warranties or covenants or other matters which the party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent.
ARTICLE IV
CLOSING AND POST CLOSING ARRANGEMENTS
4.01 Time and Place of Closing
Closing of the Transaction will take place at the Time of Closing at the offices of Health Advance 3651 Lindell Rd. Las Vegas, NV 89103
4.02 Closing Deliveries of the Purchaser
At the Time of Closing, the Purchaser will deliver or cause to be delivered to the Shareholders and HANTIAN:
(a)  share certificates evidencing the Payment Shares registered in the names of the Shareholders (or as otherwise directed in writing by the Shareholders), will be delivered directly to the Escrow Agent;
(b)  if required, an escrow agreement in a form satisfactory to the OTC, among the Purchaser, the Escrow Agent and such Shareholders as may be required by the OTC to be parties thereto, duly executed by the Purchaser;
(c)  evidence of the Shareholders’ Approval;
(d)  a certificate of one of the Purchaser’s senior officers, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the notice of articles and articles of the Purchaser (and all amendments thereto as in effect as on such date); (ii) all resolutions of the board of directors of the Purchaser approving the entering into of this Agreement and all ancillary agreements contemplated herein and the completion of the Transaction, including the issuance of the Payment Shares, and (iii) as to the incumbency and genuineness of the signature of each officer of Purchaser executing this Agreement or any of the other agreements or documents contemplated hereby;
(e)  the officer’s certificates referred to in Sections 3.02(e) and 3.02(f);
 (f)  a certificate of status for the Purchaser; and
(g)  favourable legal opinions regarding the corporate existence and standing of the Purchaser, the corporate power and capacity of the Purchaser, and the due authorization, execution and delivery of this Agreement by the Purchaser from counsel to the Purchaser, in form in form and substance satisfactory to HANTIAN, the Shareholders and their counsel, each acting reasonably.

4.03 Closing Deliveries of HANTIAN
At the Time of Closing, HANTIAN will deliver or cause to be delivered to the Purchaser:
(a)  a certificate of one of HANTIAN’s senior officers, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the notice of articles and articles of HANTIAN (and all amendments thereto as in effect as on such date); (ii) all resolutions of the board of directors of HANTIAN approving the entering into of this Agreement and all ancillary agreements contemplated herein and the completion of the Transaction; and (iii) as to the incumbency and genuineness of the signature of each officer of HANTIAN executing this Agreement or any of the other agreements or documents contemplated hereby;
(b)  the officer’s certificates referred to in Sections 3.01(d) and 3.01(e);
(c)  a certificate of status for HANTIAN;
(d)  to the extent not previously delivered, such documents as may be required by applicable corporate and securities laws necessary in relation to the appointment of nominees of HANTIAN as officers or to the board of directors of the Purchaser; and
(e)  favourable legal opinions regarding the corporate existence and standing of HANTIAN, the corporate power and capacity of HANTIAN, and the due authorization, execution and delivery of this Agreement by HANTIAN from counsel to HANTIAN, in form and substance satisfactory to the Purchaser and its counsel, each acting reasonably.
4.04 Closing Deliveries of the Shareholders
At the Time of Closing, each Shareholder will cause to be delivered:
(a) one or more share certificates evidencing the Purchased Shares owned by such Shareholder, duly endorsed in blank for transfer or accompanied by duly executed stock transfer powers;

ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01 Representations and Warranties of the Purchaser
The Purchaser represents and warrants to and in favour of each of the Shareholders and HANTIAN as follows and acknowledges that such parties are relying upon such representations and warranties in connection with the Transaction:

(a)
the Purchaser is a corporation validly existing and in good standing under the laws of the State of Wyoming;
(b)
the Purchaser has the corporate power and capacity to enter into this Agreement and each additional agreement or instrument to be delivered pursuant to this Agreement, to perform its obligations hereunder and thereunder, to own and lease its property, and to carry on its businesses as now being conducted and as proposed to be conducted after Closing;
(c) this Agreement has been, and each additional agreement or instrument to be delivered pursuant to this Agreement will be prior to the Time of Closing, duly authorized, executed and delivered by the Purchaser and each is, or will be at the Time of Closing, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms;
(d) the execution and delivery of this Agreement does not, and the consummation of the Transaction will not, (i) result in a breach or violation of the articles of the Purchaser or of any resolutions of the directors or shareholders of the Purchaser, (ii) conflict with, result in a breach of, constitute a default under or accelerate the performance required by or result in the suspension, cancellation, material alteration or creation of an encumbrance upon any material agreement (including any Material Contract of the Purchaser), licence or permit to which the Purchaser is a party or by which the Purchaser is bound or to which any material assets or property of the Purchaser is subject, or (iii) violate any provision of any applicable law or regulation or any judicial or administrative order, award, judgment or decree applicable to the Purchaser;
(e) the authorized capital of the Purchaser consists of an unlimited number of Common Shares and an unlimited number of preferred shares, of which, as of the date hereof 24,520,000 Common Shares and no preferred shares are issued and outstanding as fully paid and non-assessable;
(f) when issued in accordance with the terms hereof, the Payment Shares will be validly issued as fully paid and non-assessable Common Shares;
(g)  the are no preferred shares of the Purchaser are issued or outstanding;
 (h)  the Purchaser is in compliance with its timely and continuous disclosure obligations under the securities laws of the SEC and, without limiting the generality of the foregoing, there has not occurred any “material change” (as defined under applicable securities legislation of the SEC) which has not been publicly disclosed on a non-confidential basis and the statements collectively set forth in the Public Record are true, correct and complete in all material respects and, except as may have been corrected by subsequent disclosure, all the statements set forth in the Public Record were true, correct, and complete in all material respects and did not contain any misrepresentation as of the date of such statements and the Purchaser has not filed any confidential material change reports since the date of such statements which remains confidential as at the date hereof;
(i) no person has any agreement, option, right or privilege (whether by law, pre- emptive or contractual) capable of becoming an agreement, including convertible securities, options, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Purchaser;

(j)  the Purchaser does not own, and has not at any time owned, and does not have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any person, and the Purchaser does not have any agreements to acquire or lease any material assets or properties or any other business operations;
(k)  the audited financial statements of the Purchaser as at and for the fiscal years ended July 31, 2015 and 2014, and the unaudited interim financial statements of the Purchaser as at and for the period ended April 30, 2015 (the “Purchaser Financial Statements”) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. The Purchaser Financial Statements are true, correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Purchaser as at the respective dates thereof and results of operations of the Purchaser for the respective periods then ended. Since April 30, 2015, there has been no material alteration in the manner of keeping the books, accounts or records of the Purchaser or in its accounting policies or practices;
(l)  except as disclosed in the Purchaser Financial Statements, there are no related-party transactions or off-balance sheet structures or transactions with respect to the Purchaser;
(m)  except as disclosed in the Purchaser Financial Statements, the Purchaser is not a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person;
(n)  since April 30, 2015, there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings or business of the Purchaser;
(o)  the Purchaser has conducted and is conducting its business in compliance in all material respects with all applicable laws, regulations, by-laws, ordinances, regulations, rules, judgments, decrees and orders of each jurisdiction in which its business is carried on;
(p)  the Material Contracts of the Purchaser are in full force and effect, unamended, and there exists no default, warranty claim or other obligation or liability or event, occurrence, condition or act (including the purchase and sale of the Purchased Shares hereunder and the issuance of the Payment Shares, and the other transactions contemplated hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, or give rise to a warranty claim or other obligation or liability thereunder. The Purchaser has not violated or breached, in any material respect, any of the terms or conditions of any Material Contract of the Purchaser and all the covenants to be performed by any other party thereto have been fully and properly performed;

(q)  there are no waivers, consents, notices or approvals required to be given or obtained by the Purchaser in connection with Transaction and the other transactions contemplated by this Agreement under any Contract to which the Purchaser is a party;
(r)  no consent, approval, order or authorization of, or registration or declaration with, any applicable Governmental Authority with jurisdiction over the Purchaser is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Transaction, including, without limitation, the issuance of the Payment Shares, except for those consents, orders, authorizations, declarations, registrations or approvals which are contemplated by this Agreement or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not prevent or materially delay the consummation of the Transaction or otherwise prevent or materially delay the Purchaser from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect on the Purchaser;
(s)  there is no suit, action or proceeding in progress, pending or threatened against the Purchaser or affecting its assets, properties or business, and, to the knowledge of the Purchaser, there is no basis therefor; and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Purchaser;
(t)  the Purchaser has good and marketable title to its properties and assets (other than property or an asset as to which the Purchaser is a lessee, in which case it has a valid leasehold interest), except for such defects in title that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Purchaser;
(u)  no person has any written or oral agreement, option, understanding or commitment for the purchase from the Purchaser of any of its assets or property;
(v)  the Purchaser has all permits, licences, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, applicable Governmental Authorities that are required in order to permit it to carry on its business as presently conducted, except for such permits, licences, certificates, orders, filings, applications and registrations, the failure to have or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Purchaser, and all such all permits, licences, certificates of authority, orders and approvals are in good standing in all material respects;
(w)  the Purchaser has no actions, suits or claims asserted or assessed against the Purchaser in respect of taxes, governmental charges or assessments, nor are any matters under discussion with any Governmental Authority relating to taxes, governmental charges or assessments asserted by such Governmental Authority.
(x)  the Purchaser has not been notified by any Governmental Authority of any investigation with respect to it that is pending or threatened, nor has any Governmental Authority notified the Purchaser of such Governmental Authority’s intention to commence or to conduct any investigation, that could be reasonably likely to have a Material Adverse Effect on the Purchaser;

(y)  the Corporate Records of the Purchaser are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the constating documents of the Purchaser, and without limiting the generality of the foregoing: (i) the minute books contain complete and accurate minutes of all meetings of the directors (and any committee thereof) and shareholders of the Purchaser; (ii) such minute books contain all written resolutions passed by the directors(and any committee thereof) and shareholders of the Purchaser; (iii) the share certificate books, if any, the central securities register and register of transfers, and branch registers, of the Purchaser are complete and accurate, and all transfers of shares of the Purchaser reflected therein have been duly completed and approved; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers of the Purchaser were duly elected or appointed as the case may be.
(z)  all Books and Records of the Purchaser have been fully, properly and accurately kept and, where required, completed in accordance with generally accepted accounting principles, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein;
(aa) the Purchaser has not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement; and
(bb) the Purchaser is not a party to any written or oral contract of employment or any consulting agreement other than those written contracts and agreements of which copies have been provided to HANTIAN;
(cc) to the knowledge of the Purchaser, no representation or warranty of the Purchaser contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
5.02 Representations and Warranties of the Shareholders
Each of the Shareholders, on its own behalf and not on behalf of any other Shareholder, hereby severally (and, for greater certainty, not jointly with any other Shareholder) represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the Transaction:
(a)  this Agreement has been, and each additional agreement or instrument required to be delivered pursuant to this Agreement will be prior to the Time of Closing, duly authorized, executed and delivered by the Shareholder and each is, or will be at the Time of Closing, a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms;
(b)  if the Shareholder is not an individual, the Shareholder is validly existing under the laws of its jurisdiction of organization and has the corporate or other power to enter into this Agreement and any other agreement to which it is, or is to become, a party to pursuant to the terms hereof and to perform its obligations hereunder and thereunder;
(c)  the execution and delivery of this Agreement does not, and the consummation of the Transaction will not, (i) if the Shareholder is not an individual, result in a breach or violation of the articles or by-laws of the Shareholder (or other constating documents of the Shareholder) or of any resolutions of the directors or shareholders of the Shareholder, (ii) conflict with, result in a breach of, constitute a default under or accelerate the performance required by or result in the suspension, cancellation, material alteration or creation of an encumbrance upon any material agreement (including any HANTIAN Material Contract), license or permit to which the Shareholder is a party or by which the Shareholder is bound or to which any material assets or property of the Shareholder is subject, or (iii) violate any provision of any applicable law or regulation or any judicial or administrative order, award, judgment or decree applicable to the Shareholder;

(d)  with respect to Shareholders, the Shareholder is the registered and beneficial owner of that number of common shares of HANTIAN set forth opposite the Shareholder’s name in Schedule “A” (such common share comprising part of the Purchased Shares), free and clear of all liens, charges, mortgages, security interests, pledges, demands, claims and other encumbrances of any nature whatsoever except as set out in the HANTIAN Shareholders’ Agreement;
(e)  except for the Purchaser’s rights hereunder and except as set out in the HANTIAN Shareholders’ Agreement, no person has any agreement or option or any right or privilege capable of becoming an agreement for the purchase of the common shares of HANTIAN (namely the Purchased Shares), held or beneficially owned by the Shareholder and none of such common shares of HANTIAN are subject to any voting trust, shareholders agreement, voting agreement or other agreement with respect to the disposition or enjoyment of any rights of such common shares of HANTIAN;
(f)  no consent, approval, order or authorization of, or registration or declaration with, any applicable Governmental Authority with jurisdiction over the Shareholder is required to be obtained by the Shareholder in connection with the execution and delivery of this Agreement or the consummation of the Transaction, except for those consents, orders, authorizations, declarations, registrations or approvals which are contemplated by this Agreement or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not prevent or materially delay the consummation of the Transaction or otherwise prevent the Shareholder from performing its obligations under this Agreement;
 (g)  except as Disclosed by the Shareholder to the Purchaser, no amounts are owing by HANTIAN to the Shareholder;
(h)  the Shareholder has not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement; and
(i)  to the knowledge of the Shareholder, no representation or warranty of the Shareholder contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
5.03 Representations and Warranties of HANTIAN
HANTIAN represents and warrants to the Purchaser as follows, except as Disclosed, and acknowledges that the Purchaser is relying on such representations and warranties in connection with Transaction:

(a)  HANTIAN and each HANTIAN Subsidiary is a corporation or an LLC validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly registered, licensed or qualified to carry on business as an extra-provincial or out-of-state or foreign corporation under the laws of the jurisdictions in which the nature of its business makes such registration, licensing or qualification necessary;
(b)  HANTIAN has the corporate power and capacity to enter into this Agreement and each additional agreement or instrument to be delivered pursuant to this Agreement, to perform its obligations hereunder and thereunder, to own and lease its property, and to carry on its businesses as now being conducted and as proposed to be conducted after Closing;
(c)  this Agreement has been, and each additional agreement or instrument to be delivered pursuant to this Agreement will be prior to the Time of Closing, duly authorized, executed and delivered by HANTIAN and each is, or will be at the Time of Closing, a legal, valid and binding obligation of HANTIAN, enforceable against HANTIAN in accordance with its terms;
(d)  the execution and delivery of this Agreement does not, and the consummation of the Transaction will not, (i) result in a breach or violation of the notice of articles or articles of HANTIAN or of any resolutions of the directors or shareholders of HANTIAN, (ii) conflict with, result in a breach of, constitute a default under or accelerate the performance required by or result in the suspension, cancellation, material alteration or creation of an encumbrance upon any material agreement (including any HANTIAN Material Contract), license or permit to which HANTIAN is a party or by which HANTIAN is bound or to which any material assets or property of HANTIAN is subject, or (iii) violate any provision of any applicable law or regulation or any judicial or administrative order, award, judgment or decree applicable to HANTIAN;
(e)  the authorized capital of HANTIAN consists of an unlimited number of common shares without par value, of which, as of the date of this Agreement, 10,000,000 common shares are issued and outstanding as fully paid and non-assessable;
(f)  other than as set out herein, no common shares of HANTIAN or securities convertible, exercisable or exchangeable into common shares of HANTIAN issued or outstanding;
(g) no person (other than the Purchaser pursuant to this Agreement) has any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, options, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of HANTIAN;
(h)  other than the HANTIAN Subsidiaries, HANTIAN does not own, and has not at any time owned, and does not have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any person, and HANTIAN does not have any agreements to acquire or lease any material assets or properties or any other business operations;

(i)  the consolidated financial statements of HANTIAN that have been provided by HANTIAN to the Purchaser (the “HANTIAN Financial Statements”) have been prepared in accordance with generally accepted accounting principles. The HANTIAN Financial Statements are true, correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of HANTIAN and the HANTIAN Subsidiaries as at the respective dates thereof and results of operations of HANTIAN and the HANTIAN Subsidiaries for the respective periods then ended. Since the date of the HANTIAN Financial Statements, there has been no material alteration in the manner of keeping the books, accounts or records of HANTIAN and the HANTIAN Subsidiaries or in their accounting policies or practices;
(j) except as disclosed in the HANTIAN Financial Statements, there are no related-party transactions or off-balance sheet structures or transactions with respect to HANTIAN or the HANTIAN Subsidiaries;
(k)  except as disclosed in the HANTIAN Financial Statements, neither HANTIAN or either of the HANTIAN Subsidiaries is a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person;
(l)  since the date of the HANTIAN Financial Statements, there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings or business of HANTIAN or the HANTIAN Subsidiaries;
(m)  each of HANTIAN and the HANTIAN Subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable laws, regulations, by- laws, ordinances, regulations, rules, judgments, decrees and orders of each jurisdiction in which its business is carried on;
(n)  the Contracts listed in the Disclosure Letter (the “HANTIAN Material Contracts”) constitute all the Material Contracts of HANTIAN and the HANTIAN Subsidiaries. Each of the HANTIAN Material Contracts is in full force and effect, unamended, and there exists no default, warranty claim or other obligation or liability or event, occurrence, condition or act (including the purchase and sale of the Purchased Shares and the issuance of the Payment Shares and the other transactions contemplated hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, or give rise to a warranty claim or other obligation or liability thereunder. Neither HANTIAN or the HANTIAN Subsidiaries has violated or breached, in any material respect, any of the terms or conditions of any HANTIAN Material Contract and all the covenants to be performed by any other party thereto have been fully and properly performed;
(o)  there are no waivers, consents, notices or approvals required to be given or obtained by HANTIAN or the HANTIAN Subsidiaries in connection with the Transaction and the other transactions contemplated by this Agreement under any Contract to which HANTIAN or the HANTIAN Subsidiaries is a party;
(p)  no consent, approval, order or authorization of, or registration or declaration with, any applicable Governmental Authority with jurisdiction over HANTIAN is required to be obtained by HANTIAN in connection with the execution and delivery of this Agreement or the consummation of the Transaction, including, without limitation, the issuance of the Payment Shares, except for those consents, orders, authorizations, declarations, registrations or approvals which are contemplated by this Agreement or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not prevent or materially delay the consummation of the Transaction or otherwise prevent or materially delay HANTIAN from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect on HANTIAN;

(q)  there is no suit, action or proceeding in progress, pending or threatened against HANTIAN or the HANTIAN Subsidiaries or affecting the assets, properties or business of HANTIAN or the HANTIAN Subsidiaries, and, to the knowledge of HANTIAN, there is no basis therefor, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against HANTIAN or the HANTIAN Subsidiaries causing, or which could reasonably be expected to cause, a Material Adverse Effect on HANTIAN or the HANTIAN Subsidiaries;
(r)  HANTIAN and each of the HANTIAN Subsidiaries has good and marketable title to its properties and assets (other than property or an asset as to which HANTIAN or the HANTIAN Subsidiary is a lessee, in which case it has a valid leasehold interest), except for such defects in title that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on HANTIAN or the HANTIAN Subsidiaries;
(s)  no person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, option, understanding or commitment for the purchase from HANTIAN or the HANTIAN Subsidiaries of any of their respective assets or property;
(t)  HANTIAN and each of the HANTIAN Subsidiaries has all permits, licences, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, applicable Governmental Authorities and other persons that are required in order to permit it to carry on its business as presently conducted, except for such permits, licences, certificates, orders, filings, applications and registrations, the failure to have or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on HANTIAN or the HANTIAN Subsidiaries, and all such permits, licenses, certificates of authority, orders and approvals are in good standing and fully complied with in all material respects;
(u) There are no actions, suits or claims asserted or assessed against HANTIAN or the HANTIAN Subsidiaries in respect of taxes, governmental charges or assessments, nor are any matters under discussion with any Governmental Authority relating to taxes, governmental charges or assessments asserted by such Governmental Authority.
(v)  neither HANTIAN or any HANTIAN Subsidiary has been notified by any Governmental Authority of any investigation with respect to it that is pending or threatened, nor has any Governmental Authority notified HANTIAN or any HANTIAN Subsidiary of such Governmental Authority’s intention to commence or to conduct any investigation that could be reasonably likely to have a Material Adverse Effect on HANTIAN or the HANTIAN Subsidiaries;

(w)  HANTIAN and each of the HANTIAN Subsidiaries:

(i)  and its business, operations, and properties are in material compliance with all Environmental Laws and all terms and conditions of any Environmental Permits;

(ii)  has not received any order, request or notice from any person alleging a material violation of any Environmental Law;

(iii)  (A) is not a party or subject to any litigation or administrative proceeding, nor is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove, or take remedial or other response action due to the Release of, any Hazardous Substances, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal, or remedial or other response action which arises out of or is related to the Release of, any Hazardous Substances; (B) has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws, or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws; and (C) is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Authority in a matter arising under any Environmental Laws; and
(iv)  is not involved in operations and has no knowledge of any facts, circumstances or conditions, including any Release of Hazardous Substances, that would reasonably be expected to result in any Environmental Liabilities;
(x)  HANTIAN and the HANTIAN Subsidiaries have no employees other than as Disclosed and neither HANTIAN or the HANTIAN Subsidiaries is a party to any employment, management or consulting agreement of any kind whatsoever, save as Disclosed;
(y)  the Corporate Records of HANTIAN and the HANTIAN Subsidiaries are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the constating documents of HANTIAN and the HANTIAN Subsidiaries, and without limiting the generality of the foregoing: (i) the minute books of HANTIAN and the HANTIAN Subsidiaries contain complete and accurate minutes of all meetings of the directors and shareholders of HANTIAN and the HANTIAN Subsidiaries; (ii) such minute books contain all written resolutions passed by the directors and shareholders of HANTIAN and the HANTIAN Subsidiaries; (iii) the share certificate books, if any, securities register and register of transfers of HANTIAN and the HANTIAN Subsidiaries are complete and accurate, and all transfers of shares of HANTIAN the HANTIAN Subsidiaries have been duly completed and approved; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers of HANTIAN and the HANTIAN Subsidiaries were duly elected or appointed as the case may be;

(z) all Books and Records of HANTIAN and the HANTIAN Subsidiaries have been fully, properly and accurately kept and, where required, completed in accordance with generally accepted accounting principles, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein;
(aa) HANTIAN has not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement;
(bb) to the knowledge of HANTIAN, no representation or warranty of HANTIAN contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
(cc) the Disclosure Letter sets forth a complete list of all Business-Related IP, including:
(i) Owned IP that is either Registered IP or is material to either HANTIAN or its business, separately listed as follows:
(A) Registered IP, in each case with a description of the registration number, registration date, jurisdiction of registration, expiry date, and current status, and
(B) Owned IP other than Registered IP that is material to HANTIAN or its business, in each case with a description of the Owned IP and how it is used in the business of HANTIAN, and
(ii) In-Licensed IP, if any, including a description thereof and how it is used in the business of HANTIAN as well as a description of all material licence agreements or arrangements relating to HANTIAN’s use thereof (the “License Agreements”) including any ongoing royalties or fees arising from those License Agreements;
(dd) HANTIAN:
(i)  owns all of the right, title and interest in and to all of the Owned IP,
(ii)  is licensed to use In-Licensed IP, if any, without payment of any royalty or fee not set out in the Disclosure Letter, and
(iii) except as set out in the Disclosure Letter, has not transferred, assigned, encumbered or granted any right, title or interest in the Business-Related IP or its interests therein in any way;
(ee) except as set out in the Disclosure Letter, HANTIAN has secured from all persons (including all current and former employees, directors, officers, shareholders, consultants and advisors) who have in any way contributed to the creation, development or modification of any of the Owned IP (i) a legally-binding assignment of all IP rights (other than moral rights) that HANTIAN does not already own by operation of law (copies of which have been made available to the Purchaser) and (ii) a waiver of inalienable moral rights or droits d’autuer (such as the right to pseudonymity, attribution, and integrity);

(ff) there is no IP that is material to the operation of the business of HANTIAN or the HANTIAN Subsidiaries other than the Business-Related IP listed in the Disclosure Letter;
(gg) HANTIAN has not received notice from any person of any claim or any intention to commence any legal proceeding with respect to infringement, adverse ownership, invalidity, lack of distinctiveness, misappropriation or misuse regarding any of the Business-Related IP or challenging any of the Business-Related IP or the right of HANTIAN to use the Business-Related IP;
(hh) none of the operation, conduct and maintenance of the business of HANTIAN (including without limitation, the development, research, maintenance or provision of any Owned IP) as it is currently and, to the knowledge of HANTIAN, has historically been operated, conducted and maintained, nor the use by HANTIAN of the Owned IP (A) misappropriates any IP rights of any third party, whether registered or unregistered, or (B) violates any obligation of confidentiality to any other person;
(ii) HANTIAN has not commenced and does not intend to commence any claim or legal proceeding challenging the IP rights of any other person;
(jj) to the knowledge of HANTIAN, none of the operation, conduct and maintenance of the business of HANTIAN (including without limitation, the development, research, maintenance or provision of any Owned IP) as it is currently and has historically been operated, conducted and maintained, nor the use by HANTIAN of the Business-Related IP infringes, misuses or violates any IP rights of any third party, whether registered or unregistered;
(kk) all Registered IP is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned, and, in connection therewith, all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates in connection with such Registered IP have been filed with the relevant patent, copyright, trademark or other equivalent authorities in the applicable jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Registered IP;
(ll) the Registered IP has not been used or enforced, or to the knowledge of HANTIAN failed to be used or enforced, in a manner that would result in the abandonment, forfeiture, cancellation or loss of enforcement rights, or dedication to the public domain of such Registered IP that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HANTIAN;
(mm) there are no restrictions on the ability of HANTIAN to transfer all rights in the Owned IP or (subject to any License Agreements disclosed in the Disclosure Letter) the In-Licensed IP (if any), and, to the knowledge of HANTIAN, the consummation of the transactions contemplated by this Agreement will not impair, compromise, restrict or adversely affect the Business-Related IP or HANTIAN’s ability to use it in the business of HANTIAN in accordance with the past practices of HANTIAN;
(nn) HANTIAN is not aware of any state of facts which casts doubt on the validity or enforceability of any of the Business-Related IP;
(oo) HANTIAN has made available to the Purchaser a true and complete copy of all contracts, agreements and amendments thereto which comprise or relate to the Business-Related IP;

(pp) all License Agreements are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default by HANTIAN to the knowledge of HANTIAN (or, to the knowledge of HANTIAN, a default by any other party) under or breach of any of the License Agreements for any In- Licensed IP;
(qq) except as set out in the Disclosure Letter, no current or former employee, director, officer, shareholder, consultant, advisor or non-arm’s-length person of HANTIAN or any of its affiliates or predecessors is a direct or indirect licensor of any In-Licensed IP;
(rr) there are no copyrights or trade secrets of any Person that form part of, or are necessary to market, distribute, use, license or convey, Owned IP or that would constitute joint ownership by or with any other person;
(ss) HANTIAN has not received notice that there are any IP rights of any other person that form part of the Owned IP or that would constitute joint ownership by or with any other person or that would constitute rights to market, distribute, licence or convey the Owned IP, and no funding or facilities of any governmental authority or educational institution, nor any personnel of such entities or institutions in their capacity as personnel of such entities or institutions, were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned IP;
(tt) except as disclosed in the Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by HANTIAN or the HANTIAN Subsidiaries to any person by reason of the ownership, marketing, distribution, use, licence, conveyance, sale or disposition of any products, services or Owned IP of HANTIAN;
(uu) all Customer Data has been collected, used, disclosed and destroyed by HANTIAN and the HANTIAN Subsidiaries in accordance with the privacy policy or service agreement under which the Customer Data was collected, if applicable, as well as all applicable laws relating to such collection, use, disclosure or destruction, and the Disclosure Letter sets out a copy of HANTIAN’s current privacy policy; and
(vv) except as set out in the Disclosure Letter, all technical information of a confidential or proprietary nature developed by and belonging to HANTIAN or the HANTIAN Subsidiaries (except to the extent required to register it as disclosed as part of Registered IP under Section 5.03(ee)) has been kept confidential.
5.04 Survival of Representations and Warranties
The representations and warranties made by the parties and contained in this Agreement or any document or certificate given pursuant hereto will survive the Closing of the Transaction until the date that is 12 months from the date of Closing. No claim for breach of any representation, warranty or covenant will be valid unless that party against whom such claim is made has been given notice thereof before the expiry of such 12-month period.
ARTICLE VI
COVENANTS
6.01 Mutual Covenants
Each of the parties hereby covenants and agrees as follows:

(a)  to use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder which are reasonably under its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to complete the Transaction in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, in the event that any person, including without limitation, any securities regulatory authority, seeks to prevent, delay or hinder implementation of all or any portion of the Transaction or seeks to invalidate all or any portion of this Agreement, each of the parties will use commercially reasonable efforts to resist such proceedings and to lift or rescind any injunction or restraining order or other order or action seeking to stop or otherwise adversely affecting the ability of the parties to complete the Transaction;
(b)  to use commercially reasonable efforts to obtain, before the Time of Closing, all authorizations, waivers, exemptions, consents, orders and other approvals from domestic or foreign courts, Governmental Authorities, shareholders and third parties as are necessary for the consummation of the transactions contemplated herein;
(c)  to use commercially reasonable efforts to defend or cause to be defended any lawsuits or other legal proceedings brought against it challenging this Agreement or the completion of the Transaction; No party will settle or compromise any claim brought against them in connection with the transactions contemplated by this Agreement prior to the Closing Date without the prior written consent of each of the others, such consent not to be unreasonably withheld or delayed;
(d)  to promptly notify each of the other parties if any representation or warranty made by it in this Agreement ceases to be true and correct in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier) and of any failure to comply in any material respect with any of its obligations under this Agreement;
(e)  to co-operate with each of the other parties hereto in good faith in order to ensure the timely completion of the Transaction;
(f)  to use commercially reasonable efforts to co-operate with each of the other parties hereto in connection with the performance by the other of its obligations under this Agreement; and
(g)  in the case of HANTIAN and the Purchaser, to indemnify and hold harmless each of the other parties hereto (and, if applicable, such other parties’ respective directors, officers, representatives and advisers) (collectively, the “Non-Offending Persons”) from and against all claims, damages, liabilities, actions or demands to which the Non-Offending Persons may be subject insofar as such claims, damages, liabilities, actions or demands arise out of, or are based upon, the information supplied by HANTIAN or the Purchaser, as applicable, for inclusion in the Disclosure Document having contained a misrepresentation. HANTIAN and the Purchaser will obtain and hold the rights and benefits of this subsection in trust for and on behalf of such parties’ respective directors, officers, representatives and advisers.

6.02 Covenants of the Purchaser
The Purchaser covenants and agrees with each of the Shareholders and HANTIAN that, until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with Article VII it will:
(a) in a timely and expeditious manner:
(i)  prepare, in consultation with HANTIAN, the Disclosure Document in prescribed form and in form and content acceptable to HANTIAN, acting reasonably, and file the Disclosure Document with the applicable securities commissions;
(ii)  use commercially reasonable efforts to obtain the Shareholders’ Approval;
(iii)  file and/or deliver any document or documents as may be required in order for the Transaction as contemplated herein to be effective; and
(iv)  file and/or deliver any document or documents required pursuant to applicable laws in connection with the Transaction as contemplated herein after the Closing;
(b) ensure that the Disclosure Document does not contain a misrepresentation as it relates to the Purchaser, including in respect of its assets, liabilities, operations, business and properties;
(c)  subject to applicable laws, not take any action, refrain from taking any action, or permit any action to be taken or not taken inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Transaction;
(d)  conduct and operate its business and affairs only in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization, goodwill and material business relationships with other persons;
(e)  except as may be necessary or desirable in order to effect the Transaction as contemplated hereunder, not alter or amend its notice of articles or articles as the same exist at the date of this Agreement;
(f)  not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization or arrangement with, or transfer its undertaking or assets as an entirety or substantially as an entirety to, any other person or perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at a date subsequent to such act and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement, and without limiting the generality of the foregoing, it will not:
(i)  make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders;
(ii)  increase or decrease its paid-up capital or purchase or redeem any shares except upon the exercise of share purchase warrants or options or conversion of convertible securities of the Purchaser outstanding as of the date hereof; or

(iii)  issue or enter into any commitment to issue any of its shares or securities convertible into, or rights, warrants or options to acquire, any such shares, except upon the exercise or conversion of convertible securities of the Purchaser outstanding as of the date hereof or as otherwise contemplated by this Agreement;
(g)  take all necessary corporate action and proceedings to approve and authorize the issuance of the Payment Shares to the Shareholders;
(h)  use its commercially reasonable efforts to maintain its status as a “reporting issuer” (as defined under applicable securities legislation), not in default of the securities laws of the SEC; and
(i)  not to authorize, sell or issue, or negotiate or enter into an agreement to sell or issue, any securities of the Purchaser (including those that are convertible or exchangeable into securities of the Purchaser), as of the date hereof, or as otherwise contemplated under this Agreement.
6.03 Covenants of HANTIAN
HANTIAN covenants and agrees with the Purchaser that, until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with Article VII it will:
(a)  in a timely and expeditious manner, assist the Purchaser in the preparation of the Disclosure Document with respect to the Transaction, including providing such information in relation to the business, affairs, assets and properties of HANTIAN and the HANTIAN Subsidiaries and such financial statements of HANTIAN and the HANTIAN Subsidiaries as may be necessary to comply with applicable laws;
(b)  ensure that the Disclosure Document does not contain a misrepresentation as it relates to HANTIAN or the HANTIAN Subsidiaries , including in respect of their assets, liabilities, operations, business and properties;
(c)  deliver such documents as may be required by applicable corporate and securities laws;
(d)  to make available and afford the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy of all title documents, contracts, financial statements, minute books, share certificate books, if any, share registers, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other documents, information and data relating to HANTIAN and the HANTIAN Subsidiaries. HANTIAN will afford the Purchaser and its authorized representatives every reasonable opportunity to have free and unrestricted access to HANTIAN’s and the the HANTIAN Subsidiaries’ property, assets, undertaking, records and documents. At the request of the Purchaser, HANTIAN will execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of HANTIAN’s and the the HANTIAN Subsidiaries’ business and any of its property or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to any of the assets of HANTIAN or the HANTIAN Subsidiaries maintained by governmental or other public authorities. The obligations in this Section 6.03(d) are subject to any access or disclosure contemplated herein not being otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained, provided that in such circumstance HANTIAN will be required to disclose that information has been withheld on this basis. The exercise of any rights of inspection by or on behalf of Purchaser under this Section 6.03(d) will not mitigate or otherwise affect the representations and warranties of HANTIAN hereunder.

(e)  except for non-substantive communications, and provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained (provided that in such circumstance HANTIAN will be required to disclose that information has been withheld on this basis), furnish promptly to the Purchaser a copy of each notice, report, schedule or other document or communication delivered, filed or received by HANTIAN in connection with or related to the Transaction, any filings under applicable laws and any dealings with any Governmental Authority in connection with or in any way affecting the Transaction as contemplated herein;
(f)  subject to applicable laws, not take any action, refrain from taking any action, or permit any action to be taken or not taken inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Transaction;
(g)  conduct and operate its and the the HANTIAN Subsidiaries’ business and affairs only in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization, goodwill and material business relationships with other persons and, for greater certainty, it will not enter into any material transaction out of the ordinary course of business consistent with past practice without the prior consent of the Purchaser, and HANTIAN will keep the Purchaser fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained;
(h)  except as may be necessary or desirable in order to effect the Transaction as contemplated hereunder, not alter or amend its articles or by-laws as the same exist at the date of this Agreement;
(i)  not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization or arrangement with, or transfer its undertaking or assets as an entirety or substantially as an entirety to, any other person or perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at a date subsequent to such act and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement, and without limiting the generality of the foregoing, it will not:
(i)  make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders;

(ii)  increase or decrease its paid-up capital or purchase or redeem any shares; or
(iii)  other than in connection with the issuance of the Debt Conversion Shares, issue or enter into any commitment to issue any of its shares or securities convertible into, or rights, warrants or options to acquire any such shares; and
(j)  take all necessary corporate action and proceedings to approve the valid and effective transfer of the Purchased Shares to the Purchaser.
6.04 Covenants of the Shareholders
Each of the Shareholders covenants and agrees with the other parties hereto that, until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with Article VII it will:
(a) in a timely and expeditious manner, provide such information with respect to the Shareholder as the Purchaser may reasonably require in connection with the preparation of the Disclosure Document with respect to the Transaction;
 (b)  enter into such escrow arrangements in respect of the Payment Shares as may be required;
(c)  except for non-substantive communications, and provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained (provided that in such circumstance the Shareholder will be required to disclose that information has been withheld on this basis), furnish promptly to the Purchaser a copy of each notice, report, schedule or other document or communication delivered, filed or received by such Shareholder in connection with or related to the Transaction, any filings under applicable laws and any dealings with any Governmental Authority in connection with or in any way affecting, the Transaction as contemplated herein;
(d)  subject to applicable laws, not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Transaction; and
(e)  not encumber in any manner the Purchased Shares and ensure that at the Time of Closing the Purchased Shares are free and clear of all liens, charges, mortgages, security interests, pledges, demands, claims and other encumbrances whatsoever.

ARTICLE VII
TERMINATION

7.01 Termination
This Agreement may be terminated at any time prior to the Closing:
(a)  by mutual written consent of HANTIAN and the Purchaser;
(b)  by either HANTIAN or the Purchaser if the Closing will not have been consummated on or prior to the Termination Date, without liability to the terminating party on account of such termination; provided that the right to terminate this Agreement pursuant to this Section 7.01(b) will not be available to a party whose breach or violation of any representation, warranty, covenant, obligation or agreement under this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or before such date;
(c)  by the Purchaser, if there has been a material breach by HANTIAN or the Shareholders of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Section 3.01 which HANTIAN or the Shareholders, as applicable, fails to cure within ten (10) Business Days after written notice thereof is given by the Purchaser;
(d)  by HANTIAN or any Shareholder if there has been a material breach by the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Section 3.02 which the Purchaser fails to cure within ten (10) Business Days after written notice thereof is given by HANTIAN or a Shareholder; and
(e) by any party, if any permanent injunction or other order of a court or other competent authority preventing the Closing will have become final and non-appealable; provided, however, that no party will be entitled to terminate this Agreement if such party’s material breach of this Agreement or any of the documents contemplated hereby has resulted in such permanent injunction or order.
7.02 Effect of Termination
Upon termination of this Agreement in accordance with the terms hereof, the parties hereto will have no further obligations under this Agreement, other than the obligations contained in Sections 9.03 and 9.08.
ARTICLE VIII
EXCLUSIVITY AND ACCESS
8.01 Obligations of HANTIAN and Shareholders
Prior to the Termination Date, or the earlier termination of this Agreement, HANTIAN and the Shareholders will not, directly or indirectly, negotiate or deal with any party other than the Purchaser relating to an Alternative Transaction involving HANTIAN, the HANTIAN Subsidiaries or the sale by the Shareholders of any of their Purchased Shares, or solicit enquiries or provide information with respect to same.

8.02 Obligations of Purchaser
Prior to the Termination Date, or the earlier termination of this Agreement, the Purchaser will not, directly or indirectly, negotiate or deal with any party other than HANTIAN relating to an Alternative Transaction involving the Purchaser or the acquisition by the Purchaser of all or any part of the outstanding shares or assets or property of any other person, or solicit enquiries or provide information with respect to same.
ARTICLE IX
GENERAL
9.01 Power of Attorney
Except as otherwise provided in this Agreement, each of the Shareholders hereby severally and irrevocably appoints HANTIAN and each of the officers and directors of HANTIAN as its agent and attorney to take any action that is required under the Agreement or to execute and deliver any documents on their behalf, including without limitation, for the purposes of all Closing matters (including without limitation, the receipt of certificates representing the Payment Shares) and deliveries of documents and do and cause to be done all such acts and things as may be necessary or desirable in connection with the closing matters for the Transaction. Without limiting the generality of the foregoing, HANTIAN may, on its own behalf and on behalf of the Shareholders, extend the Time of Closing, modify or waive any conditions as are contemplated herein, negotiate, settle and deliver the final forms of any documents that are necessary or desirable to give effect to the Transaction (other than any escrow agreements required that a Shareholder may be required to enter into), extend such time periods as may be contemplated herein or terminate this Agreement, in its absolute discretion, as it deems appropriate. Each of the Shareholders hereby acknowledges and agrees that any decision or exercise of discretion made by HANTIAN under this Agreement, will be final and binding upon the Shareholders so long as such decision or exercise was made in good faith. The Purchaser will have no duty to enquire into the validity of any document executed or other action taken by HANTIAN on behalf of the Shareholders pursuant to this Article IX.
9.02 Notices
Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement (each, a “notice”) will be in writing addressed as follows:
(a)
if to the Purchaser:
(b)
if to HANTIAN or the Shareholders:
or such other address as may be designated by notice given by either HANTIAN or the Purchaser to the other in accordance with this Section 9.02. Each notice will be personally delivered to the addressee or sent by e-mail to the addressee and a notice which is personally delivered or sent by email will, if delivered or sent prior to 4:00 p.m. (local time of the recipient) on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the next Business Day.

Any notice delivered to HANTIAN in accordance with this Section 9.02 prior to the Time of Closing will be deemed to have been delivered to each of the Shareholders. The previous sentence of this Section 9.02 will not apply to a notice given as contemplated in Section 3.03 of the occurrence, or failure to occur, of any event or state of facts which would or would likely to cause any of the representations or warranties of any Shareholder to be untrue or inaccurate or result in the failure by any Shareholder to comply with or satisfy any covenant, condition or agreement, which notice will not be deemed to have been received by such Shareholder unless delivered to the address of such Shareholder as reflected in the books of HANTIAN (or after the Time of Closing, the books of the Purchaser). Any Shareholder may, from time to time, by notice given in accordance with this Section 9.02, designate or provide an address of such Shareholder for notices to be given after the Time of Closing.
9.03 Confidentiality
Each party to this Agreement (the “Recipient”) receiving confidential information, trade secrets or confidential financial or business documents (collectively, “Confidential Information”) from any other party to this Agreement (the “Discloser”) will keep confidential any Confidential Information received by it concerning the Discloser or its business and will not disclose such Confidential Information to any third party; provided that any of such Confidential Information may be disclosed to the Recipient’s directors, officers, employees, representatives and professional advisors who need to know such Confidential Information in connection with the Transaction contemplated hereby (provided the Recipient will use all reasonable efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such Confidential Information) and provided further that the Recipient will not be liable for disclosure of Confidential Information upon occurrence of one or more of the following events:
(a)  Confidential Information becoming generally known to the public other than through a breach of this Agreement;
(b)  Confidential Information being lawfully obtained by the Recipient from a third party or parties without breach of this Agreement by the Recipient, as shown by documentation sufficient to establish the third party as a source of Confidential Information;
(c)  Confidential Information being known to the Recipient prior to disclosure by the Discloser, as shown by documentation sufficient to establish such knowledge; or
(d)  the Discloser having provided their prior written approval for such disclosure by the Recipient.
In the event this Agreement is terminated in accordance with the provisions hereof, the Recipient will:
(e)  use all reasonable efforts to ensure that all documents prepared or obtained in the course of its investigations of the Discloser or its business and all copies thereof (except for copies that are maintained for archival purposes) are either destroyed or returned to the Discloser so as to insure that, so far as possible, any Confidential Information obtained during and as a result of such investigations by the directors, officers, employees, representatives and professional advisors of the Discloser is not disseminated beyond those individuals concerned with such investigations; and

(f)  not directly or indirectly, use for its own purposes, any Confidential Information, discovered or acquired by the directors, officers, employees representatives and professional advisors of the Recipient as a result of the Discloser making available to them those documents and assets relating to the business of the Discloser.
9.04 Assignment
No party may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other parties hereto.
9.05 Binding Effect
This Agreement will be binding upon and will enure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
9.06 Waiver
No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise expressly provided.
9.07 Governing Law
This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Wyoming and is to be treated in all respects as a Wyoming contract.
9.08 Expenses
Each party will be responsible for their own costs and expenses and bear all costs and expenses directly relating to the Transaction, including legal expenses.
9.09  No Personal Liability
(a)  No director, officer, employee or agent of the Purchaser will have any personal liability whatsoever to HANTIAN or the Shareholders under this Agreement or any other document delivered in connection with the Transaction on behalf of the Purchaser.
(b)  No director, officer, employee or agent of HANTIAN (in such capacity) will have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the Transaction on behalf of HANTIAN.
9.10  Time of Essence  Time is of the essence of this Agreement and of each of its provisions.
9.11  Public Announcements  HANTIAN and the Purchaser will co-operate with the other in releasing information concerning this

Agreement and the transactions contemplated herein, and will furnish to and discuss with the other drafts of all press and other releases prior to publication. No press release or other public announcement concerning the proposed transactions contemplated by this Agreement will be made by any party hereto without the prior consent of the other parties, such consent not to be unreasonably withheld or delayed; provided that nothing contained herein will prevent any party hereto at any time from furnishing any information to any Governmental Authority or to the public if so required by applicable law.
9.12 Further Assurances
Each party will, upon request but without further consideration, from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to and perform the provisions and intent of this Agreement and to complete the transactions contemplated herein.
9.13 Entire Agreement
This Agreement, together with the documents required to be delivered pursuant to this Agreement, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained in this Agreement and any document delivered pursuant to this Agreement.
9.14 Amendments
No amendment of any provision of this Agreement will be binding on any party unless consented to in writing by such party.
9.15 Counterparts
This Agreement may be executed and delivered in one or more counterparts and may be executed and delivered by facsimile or any other electronically communicated method, each of which when executed and delivered will be deemed an original and all of which counterparts together will be deemed to constitute one and the same instrument.
9.16 Independent Legal Advice
EACH SHAREHOLDER ACKNOWLEDGES, CONFIRMS AND AGREES THAT HE, SHE OR IT HAS HAD THE OPPORTUNITY TO SEEK AND WAS NOT PREVENTED OR DISCOURAGED BY ANY PARTY HERETO FROM SEEKING INDEPENDENT LEGAL ADVICE PRIOR TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THAT, IN THE EVENT THAT ANY SHAREHOLDER DID NOT AVAIL HIMSELF/HERSELF/ITSELF WITH THAT OPPORTUNITY PRIOR TO SIGNING THIS AGREEMENT, SUCH SHAREHOLDER DID SO VOLUNTARILY WITHOUT ANY UNDUE PRESSURE AND AGREES THAT SUCH SHAREHOLDER’S FAILURE TO OBTAIN INDEPENDENT LEGAL ADVICE WILL NOT BE USED BY HIM/HER/IT AS A DEFENCE TO THE ENFORCEMENT OF HIS/HER/ITS OBLIGATIONS UNDER THIS AGREEMENT.
[Signature page follows.]

HEALTH ADVANCE INC.
Name: JORDAN STARKMAN
Title: CEO, CFO and Director

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HANTIAN LABS LIMITED.
Name: CHRISTIAN DIESVELD
Title: President

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